Exhibit 5.1

October 7, 2016

AMC Entertainment Holdings, Inc.

11500 Ash Street

Leawood, KS 66211

RE:                           AMC Entertainment Holdings, Inc.
Registration Statement on Form S-4 (SEC File No. 333-213802)

Ladies and Gentlemen:

We have acted as counsel to AMC Entertainment Holdings, Inc. (“AMC”) in connection with the Registration Statement on Form S-4, File No. 333-213802 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”) in connection with the offering by AMC of up to 8,258,171 shares of AMC’s Class A common stock, par value $0.01 per share (the “Shares”), pursuant to that certain Amended and Restated Agreement and Plan of Merger dated as of July 24, 2016 (the “Merger Agreement”) by and among AMC, Congress Merger Subsidiary, Inc., a subsidiary of AMC, and Carmike Cinemas, Inc., a Delaware corporation.  Except as otherwise indicated, capitalized terms used herein are defined as set forth in the Merger Agreement.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with rendering this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of such documents, corporate and other records as well as certificates of officers of AMC and of public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinions set forth herein.  In our examination, we have assumed without independent investigation the legal capacity and competency of all natural persons, the genuineness of all signatures, the authenticity of all original documents and the conformity to original documents of all documents submitted to us as copies.  We also have assumed that there has been no oral or written modification to, or amendment or waiver of, any provision of the documents that we reviewed, and we have assumed the enforceability of all documents against parties other than AMC.

On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that the Shares, when issued and sold in accordance with the terms and conditions of the Merger Agreement and pursuant to the Registration Statement, will be validly issued, fully paid, and nonassessable.

This opinion is limited to matters governed by the General Corporation Law of the State of Delaware, and is limited to the current state of such law and the facts as they currently exist.  We disclaim any obligation to revise or supplement this opinion to reflect any future changes in such laws or applicable interpretations thereof, or in such facts.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to Husch Blackwell LLP under the caption “Legal Matters” in the Joint Proxy Statement/Prospectus constituting a part of such Registration Statement.  In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Yours very truly,

/s/ Husch Blackwell LLP